Exhibit 99.1

FOR IMMEDIATE RELEASE

For: Authentidate Holding Corp.

Investor Contacts:

Robert Schatz

Wolfe Axelrod Weinberger Assoc. LLC

(212) 370-4500; (212) 370-4505 fax

AUTHENTIDATE HOLDING CORP. REPORTS FISCAL 2013 SECOND QUARTER RESULTS

BERKELEY HEIGHTS, NJ – February 14, 2013 — Authentidate Holding Corp. (Nasdaq: ADAT), a provider of secure web-based software applications and telehealth products and services for healthcare organizations, today announced financial results for the three and six month periods ended December 31, 2012.

Selected highlights for the second quarter include:

•

Increased revenues for the quarter by approximately 59% compared to the same period in the prior year, reflecting growth from both our telehealth products and services and our hosted software services.

•

Completed the required test-in phase with the Department of Veterans Affairs (VA) for our Interactive Voice Response (IVR) vital signs monitoring solution for use with the VA’s weight management protocol (TeleMOVE) and the VA approved the use of the IVR solution for TeleMove by VA facilities throughout the country.

•	Announced the addition of NBN Group as a new customer for our Inscrybe® Referral Management solution.

•

Added Charles C. Lucas III to our board of directors and expanded the size of the board to six members. Mr. Lucas is currently the general counsel of Elevation LLC, an institutional broker-dealer, and is active in numerous civic and philanthropic organizations, including serving as a Trustee of The Duke Endowment and as Chairman of the Board of Trustees of the University of North Carolina School of the Arts.

Following the end of the quarter, the company announced that it had completed the integration and required testing of the interface between its telehealth solutions and the VA’s VistA Electronic Health Records system and that the VA had approved the interface for use in its national telehealth program. The interface to VistA is designed to make it faster and easier for clinicians to enroll patients, manage patient care plans and update patient information in the VistA system. The company also announced that the VA had approved a number of new Disease Management Protocols (DMPs) over the past few months for both of our telehealth solutions which continues to make these solutions available to a larger patient population at the VA. As part of our focus on expanding our addressable markets, the company announced its plans to introduce a mobile telehealth tablet and a telehealth software application in February 2013 to complement our present telehealth products and services and provide for a broader range of price points and patient segments that can benefit from telehealth. The new products are designed to address the growing need for mobility in the telehealth marketplace as well as the needs of healthcare providers looking for ways to reduce patient care costs and the high hospital readmission rate of patients with chronic illnesses. In connection with our expense and cash management activities, the company changed its compensation modification program to further reduce employee compensation, converted all director compensation to non-cash equity based grants and reduced certain other operating expenses beginning in January 2013.

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Ben Benjamin, Chief Executive Officer of Authentidate, stated “We have continued to make solid progress with our core products and services as evidenced by the increase in our revenues for the quarter and year-to-date periods. In the telehealth area we remain focused primarily on increasing the number of products and services we provide to the VA and we believe the VistA interface and additional DMPs approved by the VA will help us to further accelerate the pace of our revenue growth from this project. The new telehealth products and services we are introducing are designed to serve a rapidly growing segment of the patient population that can benefit from a flexible, mobile patient monitoring solution. Along with our current telehealth products and services, we believe these new solutions are consistent with on-going industry and government efforts to reduce healthcare costs and expand the use of telehealth solutions in the delivery of patient care. As the telehealth market develops, we believe we are well positioned for significant future growth and profitability and we plan to continue to offer innovative solutions to serve these emerging market needs. With respect to our other solutions, we have added new customer projects during the period and continue to focus primarily on increasing the utilization of our services by existing customers, adding additional partner relationships to expand our reach and pursuing opportunities to combine our products and services to support emerging market needs for post acute continuum of care solutions.”

Mr. Benjamin concluded, “We are excited about our future prospects and believe that the company will benefit from healthcare industry trends and government reforms focused on reducing costs, shortening the length of hospital stays, reducing hospital readmissions and shifting patient care towards wellness and preventative care programs. We also believe the proposed bill before Congress to expand the use of telemedicine and increase Medicare and Medicaid coverage for such services, referred to as The Telehealth Promotion Act, will, if enacted, accelerate the pace of growth for this market and significantly expand the market opportunity for telehealth solutions. Although economic conditions remain challenging and our revenue growth has been slower than we would like, we are seeing increased interest in our products and services and our revenues are moving in the right direction. Moving forward, we have implemented some additional cost savings measures to manage operating expenses and we believe the pace of our revenue growth will improve significantly as we execute on our growth plans. I am looking forward to updating shareholders in the coming months as opportunities in our market continue to develop.”

Revenues for the quarter ended December 31, 2012 were approximately $1,051,000 compared to $661,000 for the prior year period. These results reflect an increase in revenues from both our telehealth products and services and our hosted software services. Revenues for the second quarter increased approximately 14% compared to the first quarter of fiscal 2013 due to higher revenues for both our telehealth products and services and our hosted software services.

Net loss for the quarter ended December 31, 2012 was $2,733,000, or $0.11 per share, compared to $1,664,000, or $0.07 per share, for the prior year period. The increase in net loss for the quarter is due primarily to the non-cash amortization of the debt discount on the company’s senior secured notes and acquired licenses and higher selling, support, product development and stock compensation expenses. The prior year period also reflects a payroll tax credit which lowered expenses for the prior year quarter.

Revenues for the six months ended December 31, 2012 were approximately $1,972,000 compared to $1,412,000 for the prior year period. The increase in revenues for the period reflects the same trends as the second quarter.

Net loss for the six months ended December 31, 2012 was $5,248,000, or $0.22 per share, compared to $3,579,000, or $0.15 per share, for the prior year period. The increase in net loss for the period reflects the same trends as the second quarter.

As of December 31, 2012, cash, cash equivalents and marketable securities amounted to approximately $2,114,000 and the company had working capital of approximately $266,000.

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Conference Call Details

Management will host a conference call on Thursday, February 14, 2013, at 4:30 p.m. ET, to discuss the latest corporate developments and results. The dial-in number for callers in the U.S. is (877) 869-3847 and the dial in number for international callers is (201) 689-8261.

A dial-in replay of the call will be available through February 28, 2013. To access the replay, please dial (877) 660-6853 in the U.S. and (201) 612-7415 internationally, and then enter the conference ID # 408892.

About Authentidate Holding Corp.

Authentidate Holding Corp. is a provider of secure web-based software applications and telehealth products and services that enable healthcare organizations to coordinate care for patients and enhance related administrative and clinical workflows. Authentidate’s products and services enable healthcare organizations to increase revenues, reduce costs and enhance patient care by eliminating paper and manual work steps from clinical and administrative processes. Authentidate’s telehealth solutions combine patient vital signs monitoring with a web application that streamlines patient care management. Delivered as Software as a Service (SaaS), customers only require an Internet connection and web browser to access our web-based applications thereby utilizing previous investments in systems and technology. The company’s healthcare customers and users include leading homecare companies, health systems, physician groups and governmental entities. These organizations utilize the company’s products and services to coordinate care for patients outside of acute-care.

For more information, visit the company’s website at www.authentidate.com

This press release contains forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and section 21E of the Securities Act of 1934. When used in this release, the words “believe,” “anticipate,” “think,” “intend,” “plan,” “will be,” “expect,” and similar expressions identify such forward-looking statements. Such statements regarding future events and/or the  future financial performance of the company are subject to certain risks and uncertainties, which could cause actual events or the actual future results of the company to differ materially from any forward-looking statement. Such risks and uncertainties include, among other things, the availability of any needed financing, the company’s ability to implement its business plan for various applications of its technologies, the impact of competition, the management of growth, and the other risks and uncertainties that may be detailed from time to time in the company’s reports filed with the Securities and Exchange Commission. In light of the significant risks and uncertainties inherent in the forward-looking statements included herein, the inclusion of such statements should not be regarded as a representation by the company or any other person that the objectives and plans of the company will be achieved.

Authentidate and Inscrybe are registered trademarks of Authentidate Holding Corp. All other trade names are the property of their respective owners.

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Authentidate Holding Corp. and Subsidiaries

Condensed Consolidated Balance Sheet Data

(in thousands, except per share data)	December 31, 2012 (Unaudited)	June 30, 2012

Assets
Current Assets
Cash and cash equivalents	$1,904	$2,036
Restricted cash	256	256
Marketable securities	210	210
Accounts receivable, net	544	645
Inventory	4,544	4,016
Prepaid expenses and other current assets	1,071	1,286

Total current assets	8,529	8,449
Property and equipment, net	833	917
Other assets
Software development costs, net	86	171
Licenses, net	2,076	2,196
Other assets	1,095	1,128

Total assets	$12,619	$12,861

Liabilities, Redeemable Preferred Stock and Shareholders’ Equity
Current liabilities
Accounts payable, accrued expenses and other liabilities	$3,526	$3,547
Senior secured notes, net of unamortized discount	4,635	—
Deferred revenue	102	100

Total current liabilities	8,263	3,647
Senior secured notes, net of unamortized discount	—	2,866
Long-term deferred revenue	269	281

Total liabilities	8,532	6,794

Commitments and contingencies
Redeemable preferred stock	3,455	3,254
Shareholders’ equity
Common stock, $.001 par value; 100,000 shares authorized, 27,047 and 26,999 issued and outstanding on December 31, and June 30, 2012, respectively	27	27
Additional paid-in capital	183,193	179,890
Accumulated deficit	(182,588)	(177,104)

Total shareholders’ equity	632	2,813

Total liabilities, redeemable preferred stock and shareholders’ equity	$12,619	$12,861

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Authentidate Holding Corp. and Subsidiaries

Condensed Consolidated Statement of Operations and Comprehensive Operations Data

(Unaudited)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
(in thousands, except per share data)	2012	2011	2012	2011

Revenues
Hosted software services	$708	$649	$1,375	$1,286
Telehealth products and services	343	12	597	126

Total revenues	1,051	661	1,972	1,412
Operating expenses
Cost of revenues	817	502	1,517	1,050
Selling, general and administrative	1,626	1,385	3,362	3,078
Product development	313	209	561	417
Depreciation and amortization	204	231	408	448

Total operating expenses	2,960	2,327	5,848	4,993

Operating loss	(1,909)	(1,666)	(3,876)	(3,581)
Other (expense) income, net	(824)	2	(1,372)	2

Net loss	$(2,733)	$(1,664)	$(5,248)	$(3,579)

Basic and diluted loss per common share	$(0.11)	$(0.07)	$(0.22)	$(0.15)

Comprehensive operations
Net loss	$(2,733)	$(1,664)	$(5,248)	$(3,579)

Comprehensive loss	$(2,733)	$(1,664)	$(5,248)	$(3,579)

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